UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

KapStone Paper and Packaging Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2699372
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1101 Skokie Boulevard. Suite 300 Northbrook, IL	60062
(Address of Principal Executive Offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This registration statement is filed with the Securities and Exchange Commission (the “SEC”) in connection with the application of KapStone Paper and Packaging Corporation to list its common stock, par value $0.0001 on the New York Stock Exchange LLC.

Item 1. Description of Registrant’s Securities to be Registered

KapStone Paper and Packaging Corporation (the “Registrant”) is authorized to issue 175,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $.0001 per share.  The following description of the Common Stock does not purport to be complete and is subject to and qualified by our amended certificate of incorporation and our amended and restated bylaws, each of which has been filed with the SEC, and the General Corporation Law of the state of Delaware.

Holders of Common Stock (“Stockholders”) are entitled to one vote for each share held of record on all matters to be voted on by Stockholders.  The payment of dividends is within the discretion of the board of directors of the Registrant (the “Board”).  The Board may, without Stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the Stockholders.  The Board is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.  Stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Item 2. Exhibits

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

Date: December 21, 2009

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Andrea K. Tarbox
Andrea K. Tarbox
Vice President and Chief Financial Officer